Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., a Maryland corporation (the “Company”), and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities (hereinafter collectively referred to as “Employer”) and Denmar J. Dixon (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:

1.	This Release supersedes the release set forth as Appendix 2 to the letter agreement dated April 4, 2016 between the Employee and Employer (the “Employment Contract”).

2.	Employee has resigned as Chief Executive Officer and President of Employer. The effective date of this resignation is June 30, 2016 (the “Effective Date”). Between the date of this Release and the Effective Date, Employee shall follow the reasonable instructions of the Board of Directors and will focus on matters that facilitate the transition to a new or interim Chief Executive Officer (the “Transition Services”). For the avoidance of doubt, these Transition Services are to be provided in addition to Employee’s obligation to perform the transition services described in Section 6(g) of the Employment Contract. The Parties have agreed that such resignation shall be treated for all purposes of the Employment Contract as an Involuntary Termination other than for Cause, Disability or death (as such terms are defined in the Employment Contract). Pursuant to the terms of the Employment Contract, Employee must execute this Release in order to receive the severance set forth in the Employment Contract, which shall be paid pursuant to the terms of the Employment Contract, so long as Employee is not in material breach of his post-employment obligations under the Employment Contract.

3.	In consideration for the promises and covenants set forth in the Employment Contract and this Release, including, specifically but without limitation, the general release set forth in paragraph 4 below, Employee will be paid the amounts described in Section 6(d) in section 6 of the Employment Contract. Payments to Employee will be made at such times as are set forth in the Employment Contract.

4.	Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character arising on or before the date of this Release which Employee may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), the Americans with Disability Act, the Civil Rights Act of 1991, or any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination or retaliation, or any other State, Federal, or common law or regulation relating in any way to, Employee’s employment with Employer or Employee’s separation from Employer or his service as a director, except claims arising in connection with rights and obligations under this Release or as specifically provided in paragraph 5 or 7 below. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Release. Additionally, Employee shall execute and deliver to Employer on the Effective Date or within 2 days following the Effective Date, a release covering the period between the date of this Release Date and the Effective Date, substantially in the form attached to this Release as Appendix 1 (the “Second Release”).

5.

Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 4 shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award (and which plan(s) or award shall not be inconsistent with the applicable terms in the Employment Contract) and the applicable terms in this Release; shall not affect any rights or obligations that Employee or Employer may have pursuant to the Indemnification Agreement entered into between Employee and Employer as of April 17, 2009, and shall not affect any rights Employee has under this Release. Nothing in this Release shall be construed to prohibit Employee from (1) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (2) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation of federal securities law; (3) making any disclosure protected under the whistleblower provisions of federal laws or regulations; or (4) participating in any investigation or proceeding conducted by the EEOC or the SEC or any such agency. Employee does not need Employer’s approval (or the approval of any officer, employee, or agent of Employer, including its Legal Department) prior to communicating directly with the EEOC or the SEC or their staff. However, if Employee files a charge with the EEOC or similar agency, or if one is filed on Employee’s behalf, Employee forever waives and relinquishes any rights to recover damages resulting from any such charge.

6.	Neither this Release nor the Second Release shall in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.

7.	Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.	In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.	Employee has seven (7) days to revoke this Release after acceptance. However, no consideration will be paid until after the period to revoke the Second Release has expired and Employee has not revoked this Release or the Second Release. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel. If Employee revokes this Release or the Second Release, Employer will be required to pay/provide Employee only such monies and benefits as are required by law.

f.	Employee has resigned as an officer and director of Employer or any of its affiliates or subsidiaries, effective June 30, 2016.

8.	Should Employee breach any provision of this Release or the Second Release, or if Employee does not deliver or he revokes either of those releases, Employer’s obligation to continue to pay the consideration set forth herein shall cease and Employer shall have no further obligation to Employee hereunder. Should Employee breach any provision of this Release or the Second Release, all other terms and conditions of this Release or the Second Release, including, but not limited to, the general release in paragraph 5 shall remain in full force and effect. Should Employer breach any provision of this Release or the Second Release, the Employee’s obligations hereunder shall cease and Employee shall have no further obligations pursuant to this Release.

9.	Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Release, the prevailing party in such action shall be entitled to recover all their costs and attorneys’ fees, including those associated with appeals.

10.	This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

11.	Employee and Employer acknowledge that this Release and the Employment Contract shall be considered as one document and that, except as set forth herein and therein, including without limitation the provisions of paragraphs 5 and 7 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Employment Contract are merged into the Employment Contract and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.

12.	Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

13.	This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

14.	The Employee and Employer agree that, upon the execution of this Release, Employer shall issue a press release that is reasonably acceptable to Employee and file such press release with the Securities and Exchange Commission.

15.	In lieu of the 2016 long-term incentive opportunity described in Section 2(c)(iv) and 6(h) of the Employment Contract, Employee shall receive: (a) a single lump sum cash payment of $2,250,000 within 45 days following the date of this Release (subject to Section 8, above); and (b) 125,000 restricted stock units (“RSUs”) issued under the Company’s 2011 Omnibus Incentive Plan, as amended and restated (the “Plan”), which RSUs shall vest on the Effective Date and be settled in the form of shares of Company common stock as soon as practicable following the Effective Date. This Release shall be deemed to constitute an “Award Agreement” as defined in the Plan.

16.	In recognition of the transition services to be provided by Employee under this Release and the Employment Contract, Employer shall pay Employee a single lump sum cash payment of $200,000 on March 15, 2017.

17.	For the avoidance of doubt, prior to the execution of this Release, Employee has been awarded RSUs performance shares (“PSUs”), stock options (“Options”) and other equity or equity-based awards (collectively referred to as the “Equity Awards”). Notwithstanding Employee’s resignation or anything to the contrary in the plan or agreements governing the Equity Awards, the following provisions will apply: (a) the outstanding RSUs and any other equity or equity-based award whose vesting is solely contingent upon Employee’s continued service shall vest at such time(s) as contemplated in the original grant without acceleration of settlement date and as if, solely for this purpose, Employee remained an employee of the Employer through the applicable vesting date, (b) with respect to PSUs or any other equity or equity-based performance award, Employee will be eligible to receive and be paid the full amount of shares earned based on performance (as if, solely for this purpose, Employee remained an employee of the Employer through the applicable date on which the payout amount is determined) and the PSUs or other equity or equity-based performance award shall be settled and paid to Employee on the applicable date pursuant to the payout schedules set forth in the applicable agreements governing the applicable awards, (c) each outstanding Option (to the extent not already vested) shall continue to vest (as if, solely for this purpose, Employee remained an employee of the Employer through the applicable vesting date) and Employee shall be able to exercise such Options until the expiration date of the Option to exercise such Option (or, if required by Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder (“Code Section 409A”), the latest date permitted pursuant to Code Section 409A and Treasury Regulation 1.409A-1(b)(5)(v), with no shortening of the exercise period resulting from his resignation, and (d) all Equity Awards shall otherwise remain subject in all respects to the terms of the relevant plan, including without limitation, expiration periods for the exercise of Options.

18.	The parties intend that payments and benefits under this Release comply with the requirements of Code Section 409A, to the extent applicable, and, accordingly, to the maximum extent permitted, this Release shall be interpreted to be in compliance therewith. In the event that any provision of this Release is determined by Employee or Employer to not comply with Code Section 409A, Employer shall fully cooperate with Employee to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance. In addition, notwithstanding anything contained in this Release to the contrary, each and every payment made under this Release or the Employment Contract shall be treated as a separate payment under Section 409A and not as a series of payments.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release of Claims on the date set forth under their respective signatures.

WALTER INVESTMENT MANAGEMENT CORP.

/s/ Denmar J. Dixon	By:	/s/ Jonathan F. Pedersen
Denmar J. Dixon	Its:	Chief Legal Officer, General Counsel and Secretary
Date: June 8, 2016	Date:	June 8, 2016

Appendix 1

SUPPLEMENTAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Supplemental Separation Agreement and General Release of Claims (the “Second Release”) is entered into by and between Walter Investment Management, Inc., a Maryland corporation (the “Company”), and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities (hereinafter collectively referred to as “Employer”) and Denmar J. Dixon (hereinafter “Employee”).

The Separation Agreement and General Release of Claims, dated June [        ], 2016, by and between Employer and Employee (the “Release”) provides that Company’s obligation to pay certain severance benefits to Employee is conditioned on Employee signing, delivering, and not revoking this Second Release.

In consideration for the mutual promises set forth below, Employer and Employee agrees as follows:

1. In exchange for the benefits given by Employer to Employee under the Release, Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee hereby freely, finally, fully and forever releases and discharges Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands and obligations of whatever nature, kind or character arising during the period between the Effective Date (as defined in the Release) and the date of this Second Release which Employee may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Second Release is signed by Employee), the Americans with Disability Act, the Civil Rights Act of 1991, or any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination or retaliation, or any other State, Federal, or common law or regulation relating in any way to, Employee’s employment with Employer or Employee’s separation from Employer or his service as a director, except claims arising in connection with rights and obligations under this Second Release or as specifically provided in paragraph 2 below. Employee further agrees to waive and release any claim for damages occurring during the period between the Effective Date of the Release and the date of this Second Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which during the period between the Effective Date of the Release and the date of this Second Release.

2. Notwithstanding anything contained in this Second Release to the contrary, the general release set forth in paragraph 1 shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award (and which plan(s) or award shall not be inconsistent with the applicable terms in the Employment Contract) and the applicable terms in the Release; shall not affect any rights and obligations that Employee or Employer may have pursuant to the Indemnification Agreement entered into between Employee and Employer as of April 17, 2009; and shall not affect any rights Employee has under the Release.

3. Nothing in this Second Release shall be construed to prohibit Employee from (1) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (2) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation of federal securities law; (3) making any disclosure protected under the whistleblower provisions of federal laws or regulations; or (4) participating in any investigation or proceeding conducted by the EEOC or the SEC or any such agency. Employee does not need Employer’s approval (or the approval of any officer, employee, or agent of Employer, including its Legal Department) prior to communicating directly with the EEOC or the SEC or their staff. However, if Employee files a charge with the EEOC or similar agency, or if one is filed on Employee’s behalf, Employee forever waives and relinquishes any rights to recover damages resulting from any such charge.

4.	Employee and Employer specifically acknowledge the following:

a. Employee has twenty-one days to consider this Second Release.

b. Employee has seven days to revoke this Second Release after acceptance. However, no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

c. Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d. This Second Release cannot be signed by Employee sooner than the close of business on the Effective Date.

IN WITNESS WHEREOF, the undersigned have executed this Supplemental Separation Agreement and General Release of Claims on the date set forth under their respective signatures.

WALTER INVESTMENT MANAGEMENT CORP.

By:
Its:
Date: